EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Richard Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Aug. 13, 2002

GEORGIA-PACIFIC ANNOUNCES PLAN TO SELL MAJORITY STAKE IN ITS UNISOURCE SUBSIDIARY TO BAIN CAPITAL; REPORTS RELATED CHARGES FOR 2002

          ATLANTA -- Georgia-Pacific Corp. (NYSE:GP) announced today that it has agreed to sell a controlling 60 percent interest in its Unisource Worldwide paper distribution subsidiary to Bain Capital, a global private investment firm.

          Georgia-Pacific expects the transaction to result in approximately $850 million in after-tax proceeds. In addition, Georgia-Pacific will retain 40 percent ownership of Unisource and will provide $170 million in seller financing. The net proceeds of the transaction will be used by Georgia-Pacific to reduce debt.

          As part of the transaction, which is expected to close during the fourth quarter 2002, Georgia-Pacific will enter into a sale-leaseback agreement with third parties for certain real estate assets now owned by Unisource. These assets will be sub-leased to Unisource. This sale-leaseback agreement will generate approximately $150 million of the expected $850 million in after-tax proceeds to Georgia-Pacific.

Georgia-Pacific's 40 percent interest will be held by CP&P Inc., the company's subsidiary formed to hold its consumer products, packaging, and pulp and paper businesses.

          Closing of the transaction is subject to a number of conditions, including completion of satisfactory financing, negotiation and execution of satisfactory agreements, and other customary closing conditions.

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          "After thorough review and consideration of our alternatives, our decision to sell a controlling interest in Unisource is based on two strategic factors," said A.D. "Pete" Correll, chairman and chief executive officer, Georgia-Pacific. "First, the value of the original synergies in the combination of Unisource and our uncoated paper manufacturing business was realized in our sale last year of the majority of those assets to Domtar Inc. And second, since that divestiture, Unisource would have limited strategic fit with either our consumer products and packaging businesses or our building products and distribution businesses once separation of our company occurs."

          Correll added, "We believe we have negotiated a value for Unisource that is attractive to our shareholders, and that retaining an interest in Unisource will enable us to benefit from the expected improvement in business performance. The reduction of debt from this transaction also will strengthen our balance sheet in preparation for our upcoming separation."

          In its second quarter 2002 earnings report issued July 18, the company had said it was completing its analysis of the value of Unisource under new accounting standards. It also indicated that the majority of the $650 million of goodwill on its balance sheet associated with its Unisource subsidiary was impaired and that the results of the analysis would be reported in the second quarter Form 10-Q.

          The completed analysis has resulted in the company taking a one-time accounting charge of
$545 million as of the beginning of fiscal 2002, representing the cumulative effect of adopting the new accounting standards on the impairment of Unisource's goodwill. In addition, in connection with these new standards and the agreement between Bain and Georgia-Pacific, the company has written off the remaining Unisource goodwill of $106 million and recorded a pre-tax fixed asset impairment charge of $102 million ($65 million after tax) in the second quarter 2002.

          After these charges, the company reported a loss from continuing operations of $83 million (36 cents diluted loss per share) for the second quarter of 2002. For the first six months of 2002, the company reported a loss from continuing operations of $22 million (10 cents diluted loss per share). Including the cumulative effect of the accounting change, the net loss for the first six months of 2002 was $567 million ($2.47 diluted loss per share).

          Prior to these charges, the company had reported net income of $87 million (or 38 cents diluted earnings per share) and $148 million (64 cents diluted earnings per share) for the second quarter and the first six months of 2002, respectively.

          Georgia-Pacific said its unaudited financial statements for the second quarter and the first six months of 2002, reflecting the impairment charges, are included in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) today.

Following completion of the transaction, Georgia-Pacific will record an income tax benefit of $180 million, which is also included in the expected $850 million cash proceeds.

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          In addition, Georgia-Pacific said Correll and Danny W. Huff, chief financial officer, have certified the company's financial results set forth in Form 10-Q in accordance with recently announced SEC regulations. Under these regulations, Georgia-Pacific's officers are not required to make such certifications until the company files its Form 10-Q report for the third quarter 2002. However, these certificates are being filed with the second quarter Form 10-Q three months ahead of schedule.

          Unisource, one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America, was purchased by Georgia-Pacific in July 1999 and has conducted business as a separate distribution subsidiary since that time.

          Bain Capital is a global private investment firm that owns private equity, venture capital, fixed income and public market fund advisors with over $14 billion in assets under management. Bain Capital has made private equity investments and add-on acquisitions in over 225 companies in a variety of industries, including distribution and business services companies. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, San Francisco, London, and Munich. For more information, please visit www.baincapital.com.

          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dry®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers.

              Certain statements contained in this release, including statements regarding Georgia-Pacific's anticipated sale of its 60 percent interest in Unisource and the expected after-tax proceeds resulting from the sale, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. In some cases, the forward-looking statements contained in this release can be identified by terminology such as "expects," "will," "planned," or comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, reaching a definitive agreement and consummating the transaction. As a result, actual events or future results may differ materially and readers are cautioned not to place undue reliance on these forward-looking statements, which are based on information known today and speak only as of the date of this release. In the future, Georgia-Pacific, through its senior management team, may make additional or different forward-looking statements about the matters described in this release. Georgia-Pacific undertakes no obligation to publicly revise any of these forward-looking statements to reflect changes in the facts or information on which they are based or any events or circumstances occurring after the date hereof.

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